Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

i2 Technologies, Inc.:

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-156638 on Form S-1 of our report dated March 30, 2007 relating to the 2006 and 2005 consolidated financial statements of i2 Technologies, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the 2006 change in the method of accounting for stock based payments to conform to FASB Statement No. 123(R), Share-Based Payment) appearing in the Annual Report on Form 10-K of i2 Technologies, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Dallas, Texas

February 18, 2009